EXHIBIT 99.2
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         LAS VEGAS SANDS, INC. AND VENETIAN CASINO RESORT, LLC ANNOUNCE
         RECEIPT OF CONSENTS NECESSARY TO AMEND INDENTURE GOVERNING ITS
                          11% MORTGAGE NOTES DUE 2010


         FEBRUARY 15, 2005 -- LAS VEGAS, NV-- Las Vegas Sands Corp. (NYSE: LVS) announced today that its subsidiaries, Las Vegas Sands, Inc. and Venetian Casino Resort, LLC (collectively, the "Issuers"), have received the consents necessary to adopt the proposed amendments to the indenture governing their 11% Mortgage Notes Due 2010 (the "Indenture") in connection with their previously commenced tender offer (the "Offer") and related consent solicitation (the "Consent Solicitation") for any and all of the outstanding notes. A total of approximately $542.3 million, or over 98% in aggregate principal amount of the outstanding Notes, were validly tendered and not validly withdrawn before 5:00 p.m. New York City time on February 14, 2005 (the "Consent Time"). The Offer and Consent Solicitation is scheduled to expire at 12 midnight, New York City time, on Tuesday, March 1, 2005.

         The Issuers, U.S. Bank National Association, as trustee, and the note guarantors named in the Indenture have executed a Third Supplemental Indenture setting forth amendments to eliminate most of the restrictive covenants and certain events of default from the Indenture. The amendments will become operative upon the acceptance for purchase of any note validly tendered by the Consent Time and not withdrawn. Such amendments to the Indenture, once operative, will be binding upon all holders of the notes, including those not tendering pursuant to the Offer.

         This news release is not an offer to purchase, a solicitation of an offer to sell or a solicitation of consent with respect to any securities. The Offer is being made solely by the Offer to Purchase and Consent Solicitation Statement dated February 1, 2005.

ABOUT LAS VEGAS SANDS CORP.

Las Vegas Sands Corp. is a hotel, gaming, resort and exhibition/convention company headquartered in Las Vegas, Nevada. The Company owns The Venetian Resort Hotel Casino and the Sands Expo and Convention Center in Las Vegas, where it hosts exhibitions and conventions, and the Sands Macao in the People's Republic of China Special Administrative Region of Macao. The Company is also developing additional casino hotel resort properties in Macao, including the Macao Venetian Casino Resort.


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                           FORWARD LOOKING STATEMENTS

CERTAIN STATEMENTS MADE IN THIS RELEASE ARE "FORWARD-LOOKING STATEMENTS" WITHIN THE MEANING OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995 (THE "ACT"). FORWARD-LOOKING STATEMENTS INCLUDE, WITHOUT LIMITATION, ANY STATEMENT THAT MAY PREDICT, FORECAST, INDICATE OR IMPLY FUTURE RESULTS, PERFORMANCE OR ACHIEVEMENTS, AND MAY CONTAIN THE WORDS "BELIEVE," "ANTICIPATE," "EXPECT," "ESTIMATE," "PROJECT," "WILL BE," "WILL CONTINUE," "WILL LIKELY RESULT," "IS SUBJECT TO," OR SIMILAR WORDS OR PHRASES. FORWARD-LOOKING STATEMENTS INVOLVE RISKS AND UNCERTAINTIES, WHICH MAY CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THE FORWARD-LOOKING STATEMENTS. THE RISKS AND UNCERTAINTIES ARE DETAILED FROM TIME TO TIME IN REPORTS FILED BY LAS VEGAS SANDS CORP. AND LAS VEGAS SANDS, INC. WITH THE SECURITIES AND EXCHANGE COMMISSION, INCLUDING IN THEIR FORMS 10-K AND 10-Q. NEW RISK FACTORS EMERGE FROM TIME TO TIME AND IT IS NOT POSSIBLE FOR MANAGEMENT TO PREDICT ALL SUCH RISK FACTORS, NOR CAN IT ASSESS THE IMPACT OF ALL SUCH RISK FACTORS ON THE BUSINESS OF LAS VEGAS SANDS CORP OR LAS VEGAS SANDS, INC. OR THE EXTENT TO WHICH ANY FACTOR, OR COMBINATION OF FACTORS, MAY CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE CONTAINED IN ANY FORWARD-LOOKING STATEMENTS. GIVEN THESE RISKS AND UNCERTAINTIES, INVESTORS SHOULD NOT PLACE UNDUE RELIANCE ON FORWARD-LOOKING STATEMENTS AS A PREDICTION OF ACTUAL RESULTS.


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